Registration No. 333-

       SECURITIES AND EXCHANGE COMMISSION
              Washington, DC 20549

                    FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            CTC COMMUNICATIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware                                    04-3469590
(State or other jurisdiction of            (IRS Employer
incorporation or organization)           Identification No.)

220 Bear Hill Rd., Waltham, Massachusetts         02451
(Address of principal executive offices)        (Zip Code)

            Employee Stock Purchase Plan
             (Full title of Plans)

Robert J. Fabbricatore, Chief Executive Officer
           CTC Communications Group, Inc.
              220 Bear Hill Rd.
          Waltham, Massachusetts 02451
     (Name and address of agent for service)
                (781) 466-8080
(Telephone number, including area code, of agent for service)

                With a copy to:
             Leonard R. Glass, Esq.
    Law Offices of Leonard R. Glass, P.A.
              45 Central Avenue
             Tenafly, New Jersey 07670
                (201) 894-9300

         C A L C U L A T I O N   O F   R E G I S T R A T I O N   F E E
======================================================================================================
                                                     Proposed Maximum  Proposed Maximum    Amount of
Title of Securities              Amount to be        Offering Price    Aggregate           Registration
to be Registered(1)(5)           Registered(1)(5)    Per Share         Offering Price      Fee
----------------------           ----------------    ---------------- -----------------    -------------
Employee Stock Purchase Plan
Common Stock, $.01
par value (2)(3)                      88,000 shares     $5.115         $450,120           $113
===================================================================================================

(1) This Registration Statement also covers any additional shares that may hereafter become issuable as a result of the operation of the anti-dilution provisions of the CTC Communications Group, Inc. Employee
Stock Purchase Plan.
(2) Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the CTC Communications Group, Inc. Employee Stock Purchase
Plan.
(3) The Proposed Maximum Offering Price Per Share for the purpose of calculating the registration fee has been determined in accordance with Rule 457(c) and is based on the average of the high and low prices reported on the Nasdaq National Market on August 17, 2001.
(5) Pursuant to Rule 429, the prospectus related to this registration statement also relates to (a) the registration statement on Form S-8 (No. 33-44337), which registered an indeterminate number of Plan interests and 98,042 shares of Common Stock issuable under the Employee Stock Purchase Plan.  A filing fee of $100.00 was paid at the time of filing (December 4, 1991)., and (b) the registration statement on
Form S-8 (No. 333-68767), which registered an indeterminate number of Plan interests and 75,000 shares of Common Stock issuable under the Employee Stock Purchase Plan.  A filing fee of $147.00 was paid at the time of filing (December 11, 1998).

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents as filed with the Securities and Exchange Commission (the "Commission") by CTC Communications Corp. (the "Company") are hereby incorporated by reference in this Registration Statement.

     a. Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2000.

     b.1 Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2001.

     b.3 Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2001.

     b.4 Current Reports of the Company on Form 8-K filed on May 17, 2001, June 6, 2001, June 27, 2001,
          July 6, 2001 and July 11, 2001, July 26, 2001,
          August 6, 2001, and August 8, 2001.

     c. The description of Holding Company Common Stock, $.01 par value per share, included in the Registration Statement on Form S-4 [Reg. No. 333-84157] as filed with the Commission on August 2, 1999, including any amendment or report filed for the purposes of updating such description.

     All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Experts and Counsel.

     The validity of the shares of Common Stock being registered hereunder has been passed upon for the Company by Law Offices of Leonard R. Glass, P.A. Attorneys in such law firm beneficially own approximately two (2%) percent of the issued and outstanding shares of the Company's Common Stock.

Item 6. Indemnification of Directors and Officers.

Article Sixth of the Restated Certificate of Incorporation of CTC Communications Group, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Registrant the power to indemnify. Article Seventh of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General
Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General
Corporation Law, as amended from time to time.

Article IV of the bylaws of the Registrant provides for the indemnification of directors and officers of the Registrant, as well as others serving at the Registrant's request in such capacity for another entity, against all expenses and liabilities reasonably incurred while serving in such capacity; except that no indemnification may be afforded in instances where the individual is adjudged not to have acted in good faith in the reasonable belief that such action was in the best interests of the Registrant.

Indemnification may be afforded in connection with the settlement of an action but only in accordance with a Board resolution and if the Registrant has received an opinion of counsel that such settlement is in the best interest of the Registrant and that such individual appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant.


Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereto).

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant, CTC Communications Group, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 22th day of August, 2001.

                            CTC Communications Group, Inc.
                                 Registrant


                            By: /s/ Robert J. Fabbricatore
                            ------------------------------------
                            Robert J. Fabbricatore, Chairman of
                            the Board and Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, the CTC Communications Corp. Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on August 22, 2001.

			CTC Communications Corp., as Agent for the CTC Communications Corp. Employee Stock Purchase Plan

			By: /s/ Robert J. Fabbricatore
                   -------------------------------------------
				Robert J. Fabbricatore, Chairman of Agent

                        POWER OF ATTORNEY

     Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Robert J. Fabbricatore and John D. Pittenger, jointly and severally, his attorneys-in-fact, each with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                      Date
--------------------------       ------------------           ---------


/s/ Robert J. Fabbricatore      Chairman of the Board       August 22, 2001
Robert J. Fabbricatore          and Chief Executive
                                Officer, Director

/s/ John D. Pittenger           Principal Financial and     August 22, 2001
John D. Pittenger               Accounting Officer

/s/ Richard J. Santagati
Richard J. Santagati            Director                    August 22, 2001

/s/ J. Richard Murphy
J. Richard Murphy               Director                    August 22, 2001

/s/ Henry Hermann
Henry Hermann                   Director                    August 22, 2001

/s/ Ralph C. Sillari
Ralph C. Sillari                Director                    August 22, 2001

Kevin J. Maroni                 Director

Mark E. Nunnelly                Director

Carl Redfield                   Director

Katherine D. Courage            Director

Ralph S. Troupe                 Director

/s/ Scott M. Sperling
Scott M. Sperling               Director                    August 22, 2001

                          EXHIBIT INDEX

Exhibit No.                  Description
----------     -------------------------------------------------------------
4.1            CTC Communications Group, Inc. Employee Stock Purchase Plan.*

5              Opinion of Law Offices of Leonard R. Glass, P.A.
               as to the legality of the shares being
               registered.

23.1           Consent of Law Offices of Leonard R. Glass, P.A.,
               (contained in Exhibit 5 hereto)

23.2           Consent of Ernst & Young LLP.

24.1           Power of Attorney (contained on page II-6 hereof).
-------
* Incorporated by reference to Exhibit 4(a) filed as part of the Registrant's Registration Statement on Form S-8
   (File No. 33-44337) effective December 4, 1991.